Exhibit 8.1

ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FL 32202-5017 904.359.2000 TEL 904.359.8700 FAX WWW.FOLEY.COM

March 23, 2023

Regency Centers Corporation

Regency Centers, L.P.

One Independent Drive, Suite 114

Jacksonville, Florida 32202

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion as tax counsel to Regency Centers Corporation (the “Company” or “Regency”) concerning the federal income tax consequences in connection with the registration statement on Form S-3 (the “Registration Statement”) and with respect to qualification of the Company as a real estate investment trust (a “REIT”) for federal income tax purposes, for the issuance from time to time, as set forth in the prospectus contained in such Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus, of (a) Regency Centers, L.P.’s (the “Operating Partnership”) debt securities (the “Debt Securities”) and warrants to purchase debt securities, (b) Regency’s common stock, par value $0.01 per share, and special common stock, par value $0.01 per share (collectively, the “Common Shares”), (c) one or more series of Regency’s preferred stock, par value $0.01 per share (the “Preferred Shares”), (d) Regency’s depositary shares representing whole or fractional parts of one or more series of Common Shares or Preferred Shares (the “Depositary Shares”), (e) Regency’s warrants to purchase our common stock, preferred stock or depository shares (“Warrants”), (f) purchase contracts and units that relate to or are comprised of any of the foregoing securities, and (g) the guarantee of Regency with respect to the Debt Securities (the “Guarantees”), to be issued against payment therefore.

In connection with the opinion rendered below, we have reviewed the Registration Statement, the articles of incorporation and bylaws of the Company, the agreement of limited partnership of the operating partnership, and such other documents that we deemed relevant. The opinions expressed in this letter are based upon certain factual representations set forth in the Registration Statement and in certificates of officers of the Company.

In connection with the opinion rendered below, we have assumed generally that:

(1) each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

(2) during its short taxable year ended December 31, 1993 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the factual representations made by the Company true for such years;

(3) the Company will not make any amendments to its organizational documents or to the organizational documents of Regency Realty Group, Inc., a Florida corporation (“Subsidiary REIT”) or New Regency Realty Group, Inc., a Florida corporation (“Management Company”), after the date of this opinion that would affect the Company’s qualification as a REIT for any taxable year;

(4) no actions will be taken by the Company, Subsidiary REIT or Management Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

AUSTIN BOSTON CHICAGO DALLAS DENVER	DETROIT HOUSTON JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SALT LAKE CITY SAN DIEGO SAN FRANCISCO SILICON VALLEY	TALLAHASSEE TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

March 23, 2023

In connection with the opinion rendered below, we also have relied upon certain representations made by the Company relating to the organization and actual and proposed operation of the Company and its relevant subsidiaries. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the representations from the Company. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Based solely on the documents and assumptions set forth above and the factual representations from the Company, and without further investigation, we are of the opinion that the opinions set forth in the related prospectus under the caption “Certain Material Federal Income Tax Considerations” are accurate in all material respects as to matters of law and legal conclusions.

The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions, all of which are subject to change either prospectively or retroactively. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT or that may change the other legal conclusions stated herein. As described in the Registration Statement, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Foley & Lardner LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter.

We hereby consent to the inclusion of this opinion as Exhibit 8.1 in said Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ FOLEY & LARDNER LLP